EXHIBIT 99.1

ChinaNet Online Holdings Reports Third Quarter 2017 Financial Results

  Revenues of $13.5 million in the third quarter of 2017, up 13.6% from prior year's $11.9 million
  Search engine marketing and data service revenue increased 49.9% to $11.3 million for the third quarter
  Operating results showed a 7.4% improvement with an operating loss of $3.5 million in the first nine months of 2017, compared to the prior year's loss of $3.8 million

BEIJING, Nov. 15, 2017 (GLOBE NEWSWIRE) -- ChinaNet Online Holdings, Inc. (Nasdaq:CNET) ("ChinaNet" or the "Company"), an integrated online advertising, precision marketing and data-analysis and management services platform, announced today financial results for the third quarter of 2017.

Summary Financials

Third Quarter 2017 Financial Results (USD) (Unaudited)
	2017	2016	CHANGE
Sales	$13.5 million	$11.9 million	+13.6%
Gross Profit	$1.4 million	$2.0 million	-32.9%
Gross Margin	10.1%	17.0%	-41.0%
Net Loss Attributable to ChinaNet	($2.1) million	($1.5) million	-41.8%
EPS from continuing operations (Basic & Diluted)	($ 0.17)	($0.13)	-33.4%

For the three months ended September 30, 2017, total revenues increased to $13.5 million from $11.9 million in the prior year, primarily due to the increase from search engine marketing and data service revenue during the quarter.

During the quarter, revenues from internet advertising and data services was $2.3 million, which decreased 49.1% from $4.4 million in the third quarter of 2016. ChinaNet continues to focus on integrating and upgrading its internet advertising and data service to SME clients and investing in developing new service modules for clients, and believes that the launch of new services in future will help to increase market penetration and recurring revenues. The decline was offset by an increase in search engine marketing and data service revenue of 49.9% from $7.5 million in the third quarter of 2016 to $11.3 million in the third quarter of 2017. This increase was supported by the CloudX system, which drove more precision marketing and ROI for clients.

Gross profit for the quarter ended September 30, 2017 was $1.4 million, compared to $2.0 million in the third quarter of 2016, a decrease of 32.9%. Gross margin was 10.1%, down from 17.0% in 2016, primarily due to the increase in relative lower margin revenues from search engine marketing and data service during the quarter.

Operating expenses decreased by 0.6% to $3.4 million for the three months ended September 30, 2017. Sales and marketing expenses decreased by 34.3% to $0.7 million. General and administrative expenses increased by 32.3% to $2.3 million. Loss from operations was $2.0 million in the third quarter of 2017, compared to a loss of $1.4 million in the third quarter of 2016.

Net loss attributable to ChinaNet for the three months ended September 30, 2017 was $2.1 million and loss per share from continuing operations was $0.17, compared to a net loss of $1.5 million and loss per share from continuing operations of $0.13 in the third quarter of 2016. The weighted average diluted shares outstanding for the three months ended September 30, 2017 was 12.1 million shares versus 11.4 million for the three months ended September 30, 2016.

Nine Months 2017 Financial Results (USD) (Unaudited)
	2017	2016	CHANGE
Sales	$31.3 million	$25.4 million	+23.2%
Gross Profit	$4.3 million	$6.1 million	-29.3%
Gross Margin	13.8%	24.1%	-42.6%
Net Loss Attributable to ChinaNet	($4.0) million	($4.2) million	+4.8%
EPS from continuing operations (Basic & Diluted)	($0.33)	($0.36)	+8.4%

Revenues for the nine months ended September 30, 2017 were $31.3 million, an increase of 23.2% from $25.4 million for the same period a year ago, which was primarily an increase in search engine marketing and data service revenue.

Gross profit was $4.3 million, a decrease of 29.3% for the first nine months of 2017, and gross profit margin of 13.8%, compared to 24.1% in 2016. Operating expenses decreased by 21.0% to $7.8 million compared to $9.9 million for the first nine months of 2016. The Company reported an operating loss of $3.5 million in the compared to an operating loss of $3.8 million for the first nine months of 2016.

Net loss attributable to ChinaNet common shareholders and net loss per share was $4.0 million and $0.33 for the nine months ended September 30, 2017.

Balance Sheet and Cash Flow

The Company had $1.2 million in cash and cash equivalents as of September 30, 2017, compared to $3.0 million as of December 31, 2016, working capital of $5.2 million compared to $6.9 million as of December 31, 2016, and a current ratio of 1.6 to 1, compared 1.9 to 1 as of December 31, 2016. Total shareholders' equity of ChinaNet was $19.7 million as of September 30, 2017 compared to $22.3 million at December 31, 2016.

The Company generated approximately $2.7 million of cash outflows from operations for the nine months ended September 30, 2017 compared to a $1.9 million of cash outflows for the nine months ended September 30, 2016.

Business Updates

In January 2017, ChinaNet announced the launch of its updated comprehensive website www.chinanet-online.com, reflecting ongoing efforts to provide up-to-date information for customers, investors and shareholders. The new ChinaNet website has been redesigned to be more dynamic, user-friendly and content rich. The website allows visitors to efficiently access information needed regarding ChinaNet's profile and history, products and services, and investor relations content including press releases and SEC reporting. The website now also includes enhanced video, including a compressive overview of the Company's business which can be viewed directly at: http://www.chinanet-online.com/english_index.html

In August 2017, ChinaNet was awarded the nomination of Vice President of the first China E-Commerce Industry Alliance (CEIA). The China E-Commerce Industry Alliance (CEIA) is a nation-wide business association that consists of China’s e-commerce industry web portals, industry professionals, industry leaders, and elite enterprises. CEIA commits to supporting e-commerce applications, renovation programs to facilitate cross-border cooperation and the integration of social resources to promote industry support and collaboration. The establishment of the CEIA is beneficial to solve many problems faced by fast-growing enterprises and enterprises in transition in the e-commerce industry.

A charity event hosted by ChinaNet, the China Welfare Foundation, and Tencent that started in September raised a total of 3.16 million RMB in three days. The charity promotes entrepreneurship and support for college students in creating new business leading to new employment or entrepreneurship opportunities for millions.

ChinaNet’s subsidiary 28.com released an update to its free smartphone application “28” for entrepreneurs seeking business opportunities in China. 28’s updated version 3.0 enables aspiring and seasoned entrepreneurs to search and sort new business opportunities by categories including “Newest Projects”, “Hot Projects”, “Quality Projects”, and “Project Ranking” as well as new and enhanced membership functions. 28’s 3.0 now has over 100,000 average active users per month, with over 180,000 downloads since its update. Over 10,000 new users are being added each month. In total, the app has close to 1,000,000 users.

About ChinaNet Online Holdings, Inc.

ChinaNet Online Holdings, a parent company of ChinaNet Online Media Group Ltd., incorporated in the BVI (ChinaNet), is an integrated online advertising, precision marketing and data-analysis and management services platform. ChinaNet provides prescriptive analysis for its clients to improve business outcomes and to create more efficient enterprises. The Company leverages an optimization framework, provided by its comprehensive data-analysis infrastructure, to blend data, mathematical, and computational sciences into an outcome management platform for which it monetizes on a per client basis. ChinaNet uniquely optimizes and prescribes its clients decision making processes based on its proprietary ecosystem. For more information, visit www.chinanet-online.com.

Safe Harbor

This release contains certain "forward-looking statements" relating to the business of ChinaNet Online Holdings, Inc., which can be identified by the use of forward-looking terminology such as "believes," "expects," "anticipates," "estimates" or similar expressions. Such forward-looking statements involve known and unknown risks and uncertainties, including business uncertainties relating to government regulation of our industry, market demand, reliance on key personnel, future capital requirements, competition in general and other factors that may cause actual results to be materially different from those described herein as anticipated, believed, estimated or expected. Certain of these risks and uncertainties are or will be described in greater detail in our filings with the Securities and Exchange Commission. These forward-looking statements are based on ChinaNet's current expectations and beliefs concerning future developments and their potential effects on the Company. There can be no assurance that future developments affecting ChinaNet will be those anticipated by ChinaNet. These forward-looking statements involve a number of risks, uncertainties (some of which are beyond the control of the Company) or other assumptions that may cause actual results or performance to be materially different from those expressed or implied by such forward-looking statements. ChinaNet undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.

CHINANET ONLINE HOLDINGS, INC. CONSOLIDATED BALANCE SHEETS (In thousands, except for number of shares and per share data)

	September 30, 2017	December 31, 2016
	(US $)	(US $)
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$1,234	$3,035
Term deposit	-	3,056
Accounts receivable, net	4,653	3,322
Other receivables, net	2,863	-
Prepayment and deposit to suppliers	5,450	4,754
Due from related parties, net	234	213
Other current assets	95	95
Total current assets	14,529	14,475

Long-term investments	949	1,340
Property and equipment, net	341	471
Intangible assets, net	6,653	7,264
Goodwill	5,195	4,970
Deferred tax assets	1,473	1,522
Total Assets	$29,140	$30,042

Liabilities and Equity
Current liabilities:
Short-term bank loan	$753	$721
Accounts payable	625	102
Advances from customers	2,267	1,420
Accrued payroll and other accruals	529	685
Due to new investors related to terminated security purchase agreements	923	884
Payable for purchasing of software technology	429	411
Taxes payable	3,089	2,910
Other payables	715	487
Total current liabilities	9,330	7,620

Long-term liabilities:
Long-term borrowing from a director	132	126
Total Liabilities	9,462	7,746

Commitments and contingencies

Equity:
ChinaNet Online Holdings, Inc.’s stockholders’ equity
Common stock (US$0.001 par value; authorized 50,000,000 shares; issued and outstanding 12,340,542 shares and 12,158,542 shares at September
30, 2017 and December 31, 2016, respectively)	12	12
Additional paid-in capital	29,769	29,285
Statutory reserves	2,607	2,607
Accumulated deficit	(14,325)	(10,362)
Accumulated other comprehensive income	1,504	700
Total ChinaNet Online Holdings, Inc.’s stockholders’ equity	19,567	22,242

Noncontrolling interests	111	54
Total equity	19,678	22,296

Total Liabilities and Equity	$29,140	$30,042

CHINANET ONLINE HOLDINGS, INC. CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS (In thousands, except for number of shares and per share data)

	Nine Months Ended September 30,		Three Months Ended September 30,
	2017	2016	2017	2016
	(US $)	(US $)	(US $)	(US $)
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
Revenues
From unrelated parties	$31,171	$25,017	$13,509	$11,741
From related parties	116	381	14	161
Total revenues	31,287	25,398	13,523	11,902
Cost of revenues	26,955	19,269	12,163	9,874
Gross profit	4,332	6,129	1,360	2,028

Operating expenses
Sales and marketing expenses	2,399	3,069	740	1,126
General and administrative expenses	4,402	5,290	2,318	1,752
Research and development expenses	1,012	1,530	312	514
Total operating expenses	7,813	9,889	3,370	3,392

Loss from operations	(3,481)	(3,760)	(2,010)	(1,364)

Other income (expenses)
Interest income	39	72	2	19
Interest expense	(109)	(4)	(36)	(4)
Other expenses	(208)	(112)	(2)	(99)
Total other expenses	(278)	(44)	(36)	(84)

Loss before income tax expense, noncontrolling interests and discontinued operation	(3,759)	(3,804)	(2,046)	(1,448)
Income tax expense	(115)	(155)	(2)	(3)
Loss from continuing operations	(3,874)	(3,959)	(2,048)	(1,451)
Loss from and on disposal of discontinued operation, net of income tax	-	(60)	-	-
Net loss	(3,874)	(4,019)	(2,048)	(1,451)
Net income attributable to noncontrolling interests from continuing operations	(89)	(144)	(39)	(21)
Net loss attributable to ChinaNet Online Holdings, Inc.	$(3,963)	$(4,163)	$(2,087)	$(1,472)

Net loss	$(3,874)	$(4,019)	$(2,048)	$(1,451)
Foreign currency translation gain/(loss)	772	(630)	340	(152)
Comprehensive loss	$(3,102)	$(4,649)	$(1,708)	$(1,603)
Comprehensive income attributable to noncontrolling interests	(57)	(113)	(42)	(19)
Comprehensive loss attributable to ChinaNet Online Holdings, Inc.	$(3,159)	$(4,762)	$(1,750)	$(1,622)

Loss per share
Loss from continuing operations per common share
Basic and diluted	$(0.33)	$(0.36)	$(0.17)	$(0.13)
Loss from discontinued operations per common share
Basic and diluted	$-	$(0.01)	$-	$-

Weighted average number of common shares outstanding:
Basic and diluted	12,019,040	11,353,657	12,074,304	11,358,971

CHINANET ONLINE HOLDINGS, INC. CONSOLIDATED STATEMENTS OF CASH FLOWS (In thousands)

	Nine Months Ended September 30,
	2017	2016
	(US $)	(US $)
	(Unaudited)	(Unaudited)
Cash flows from operating activities
Net loss	$(3,874)	$(4,019)
Adjustments to reconcile net loss to net cash used in operating activities
Depreciation and amortization	1,067	1,170
Share-based compensation expenses	484	1,718
Loss on disposal of fixed assets/other long-term assets	-	117
Provision for allowances for doubtful accounts	1,254	-
Loss on deconsolidation of VIEs	-	9
Deferred taxes	115	155
Changes in operating assets and liabilities
Accounts receivable	(2,436)	(1,196)
Other receivables	67	1,416
Prepayment and deposit to suppliers	(470)	(1,172)
Due from related parties	(11)	(24)
Other current assets	(33)	16
Accounts payable	506	(129)
Advances from customers	764	(109)
Accrued payroll and other accruals	(169)	(146)
Other payables	36	403
Taxes payable	46	66
Commitment and contingencies	-	(128)
Net cash used in operating activities	(2,654)	(1,853)

Cash flows from investing activities
Payment for office equipment and leasehold improvement	(2)	(150)
Payment for purchasing of software technology	-	(1,977)
Term-deposit matured during the period	3,118	-
Long-term investment in and advance to cost/equity method investees	-	(787)
Withdraw long-term investment in cost/equity method investees	441	-
Short-term loan to an unrelated party	(2,795)	-
Proceeds from disposal of VIEs	-	28
Cash effect on deconsolidation of VIEs	-	(18)
Net cash provided by/(used in) investing activities	762	(2,904)

Cash flows from financing activities
Proceeds from short-term bank loan	441	456
Repayment of short-term bank loan	(441)	-
Net cash provided by financing activities	-	456

Changes in cash and cash equivalents included in assets classified as held for sale	-	132

Effect of exchange rate fluctuation on cash and cash equivalents	91	(88)

Net decrease in cash and cash equivalents	(1,801)	(4,257)

Cash and cash equivalents at beginning of the period	3,035	5,503
Cash and cash equivalents at end of the period	$1,234	$1,246

Contact:
MZ North America
Ted Haberfield, President
Direct: +1-760-755-2716
Email: thaberfield@mzgroup.us
Web: www.mzgroup.us